NorthWestern Corporation d/b/a NorthWestern Energy 3010 W. 69th Street Sioux Falls, SD 57108 www.northwesternenergy.com
FOR IMMEDIATE RELEASE

NorthWestern Reports Second Quarter 2021 Financial Results

Company reports GAAP diluted earnings per share of $0.72 for the quarter, narrows 2021 earnings guidance, and announces a $0.62 per share quarterly dividend payable September 30, 2021

BUTTE, MT / SIOUX FALLS, SD - July 27, 2021 - NorthWestern Corporation d/b/a NorthWestern Energy (Nasdaq: NWE) reported financial results for the three months ended June 30, 2021. Net income for the period was $37.2 million, or $0.72 per diluted share, as compared with net income of $21.5 million, or $0.43 per diluted share, for the same period in 2020. This increase was primarily due to improved gross margin from higher Montana transmission loads and rates, a larger benefit from our electric qualifying facility (QF) liability adjustment and warmer spring weather in June. This increase was partly offset by higher operating costs and income tax expense.

“In addition to solid second quarter financial results, we made great progress on both the operational and regulatory fronts," said Bob Rowe, Chief Executive Officer. “Thanks to a tremendous amount of pre-planning, we had a seamless transition for our Montana customers to the Western Energy Imbalance Market in June; we completed a record amount of maintenance capital work while also making significant headway on our critical generation capacity addition in South Dakota; and continued to provide a safe and reliable energy system while reaching all-time electric system peaks in Montana.

Regarding regulatory progress, Mr. Rowe continues, “Last quarter we highlighted three important regulatory items we would be focusing on in lieu of rate filings in Montana. After thoughtful deliberation, the Commission has approved an increase – on an interim and refundable basis – to our baseline costs included in our energy supply tracker; voted to authorize a one-year delay in the implementation of the decoupling mechanism that did not contemplate the significant load pattern shifts we continue to experience as a result of the pandemic; and it has found our application for the acquisition of the Laurel Generating Station adequate - allowing the approval process to proceed. We are honored to be the stewards of these essential energy assets and pleased to report the progress this quarter."

Additional information regarding this release can be found in the earnings presentation found at www.northwesternenergy.com/our-company/investor-relations/presentations-and-webcasts.

NorthWestern Reports Second Quarter 2021 Financial Results
July 27, 2021

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share amounts)	2021	2020	2021	2020
Revenues	$298,217	$269,360	$699,020	$604,615
Cost of sales	67,965	61,043	212,478	152,315
Gross Margin (1)	230,252	208,317	486,542	452,300

Operating, general and administrative expense	77,113	71,715	157,965	150,720
Property and other taxes	47,287	46,981	94,765	91,480
Depreciation and depletion	46,809	44,782	93,784	90,047
Total Operating Expenses (excl. Cost of sales)	171,209	163,478	346,514	332,247
Operating income	59,043	44,839	140,028	120,053
Interest expense, net	(23,473)	(24,287)	(46,983)	(48,621)
Other income (expense), net	3,032	224	8,606	(1,758)
Income before income taxes	38,602	20,776	101,651	69,674
Income tax (expense) benefit	(1,365)	718	(1,343)	2,524
Net Income	37,237	21,494	100,308	72,198
Basic Shares Outstanding	50,989	50,570	50,811	50,538
Earnings per Share - Basic	$0.72	$0.43	$1.97	$1.43
Diluted Shares Outstanding	51,121	50,639	50,943	50,613
Earnings per Share - Diluted	$0.72	$0.43	$1.96	$1.43

Dividends Declared per Common Share	$0.62	$0.60	$1.24	$1.20
(1) Gross Margin, defined as Revenues less Cost of Sales, is a non-GAAP financial measure. See "Non-GAAP Financial Measures" section below for more information.

Significant Items

Electric Resource Planning - Montana

We are currently 630 MW short of our peak needs and we cover the shortfall through market purchases. Absent resource additions, we forecast that our portfolio will be 725 MW short by 2025, considering expiring contracts and a modest increase in customer demand. We issued an all-source competitive solicitation request in January 2020 for up to 280 MWs of peaking and flexible capacity to be available for commercial operation in late 2023 or early 2024 (the January 2020 request for proposal (RFP)). Further, we expect to issue additional all-source competitive solicitation requests during 2022.

Initial bids for the January 2020 RFP were received in July 2020. A third-party RFP Administrator evaluated the bids with the following portfolio of projects selected:

•Laurel Generating Station - the construction of a 175 MW natural gas-fired generation plant near Laurel, Montana, at a cost of approximately $250 million, which we will own;
•Beartooth Battery - A 20-year agreement to purchase capacity and ancillary services produced from a 50 MW battery energy storage facility that will be constructed in Yellowstone County, Montana; and
•Powerex Transaction - a 5-year power purchase agreement for 100 MWs of capacity and energy products originating predominately from hydroelectric resources.

NorthWestern Reports Second Quarter 2021 Financial Results
July 27, 2021

On May 19, 2021, we filed an application with the Montana Public Service Commission (MPSC) for approval to acquire the Laurel Generating Station and Beartooth Battery agreement as new capacity resources. These resources, together with the Powerex Transaction, will help address our identified capacity shortage. The Powerex Transaction, is not part of this application with the MPSC.On July 26, 2021, the MPSC concluded that the application met the minimum filing requirements and is adequate. This triggers the requirement that the MPSC issue an order within 270 days of receipt of an adequate application. The MPSC can grant itself an additional 90 days if it determines that extraordinary circumstances require it. Assuming approval of the Laurel Generating Station project, the capital investment would be incremental to our current capital and financing projections.

Regulatory Update

We do not expect to make general rate case filings in any of our regulatory jurisdictions during 2021. We have recently filed several other regulatory filings, primarily in our Montana jurisdiction, including:

•An April 15, 2021 filing of a motion requesting to delay the implementation of our fixed cost recovery mechanism pilot in our Montana jurisdiction for another year until July 2022 or beyond, due to the continued uncertainties created by the COVID-19 pandemic. On June 29, 2021, the MPSC granted our motion and a written order is pending; and
•An April 21, 2021 filing requesting approval to increase the forecasted costs used to develop rates for the recovery of electric power costs through our Power Costs and Credits Adjustment Mechanism (PCCAM) by approximately $17 million, or potentially a greater increase to reflect current market prices and new capacity contracts. On June 29, 2021, the MPSC approved implementing our request for interim rates reflecting the $17 million increase, subject to refund.

February Cold Weather Event

The February 2021 prolonged cold spell resulted in record winter peak demand for electricity and natural gas. The broad reach of this event across the United States and other market factors resulted in an extreme price excursion for purchased power and natural gas. In our South Dakota and Nebraska service territories, natural gas costs for the month of February 2021 exceeded the total cost for all of 2020. Fuel and purchased power costs in these jurisdictions are recovered through fuel adjustment clauses. We’ve incorporated the liquidity impacts into our overall 2021 financing plans.

The Nebraska Public Service Commission (NPSC) opened a docket on March 2, 2021 to investigate the effect of this cold weather event on natural gas supply. In this docket, we proposed recovery of our costs for February 13, 2021 to February 18, 2021 over a two-year period, which was subsequently approved by the NPSC on May 11, 2021, and a regulatory asset of approximately $26 million was recorded for these costs with a remaining balance of $26.0 million as of June 30, 2021.

The South Dakota Public Utilities Commission issued an order allowing recovery of natural gas costs for the same time period over a one-year period, effective March 2, 2021. A regulatory asset of approximately $22.0 million was recorded for these costs with a remaining balance of $17.5 million as of June 30, 2021.

NorthWestern Reports Second Quarter 2021 Financial Results
July 27, 2021

COVID-19 Pandemic

The COVID-19 pandemic has had widespread impacts on people, economies, businesses and financial markets. Beginning in March 2020, the pandemic and resulting economic conditions began impacting our business operations and financial results. Our 2020 financial results were impacted by lower sales volumes, an increase in reserves for uncollectible accounts and an increase in interest expense, partly offset by lower operating, general and administrative expenses. We have experienced improving conditions in our service territories during 2021 which has positively impacted our business as compared to 2020. The ultimate impact of the pandemic on our financial results for 2021 and beyond depends on the evolving landscape of the pandemic and the public health responses to contain it, as well as the substance and pace of the macroeconomic recovery. If health conditions deteriorate or the economic recovery stalls, it could have the result of lower demand for electricity and natural gas, as well as reduced ability of various customers, contractors, suppliers and other business partners to fulfill their obligations. These impacts could have a material adverse effect on our results of operations, financial condition and prospects.

Financing Activity

We anticipate financing our ongoing maintenance and capital programs with a combination of cash flows from operations, first mortgage bonds and equity issuances

In March 2021, we issued and sold $100.0 million aggregate principal amount of Montana First Mortgage Bonds at a fixed interest rate of 1.00% maturing on March 26, 2024. The net proceeds were used to repay in full our outstanding $100.0 million one-year term loan that was due April 2, 2021.

In April 2021, we entered into an Equity Distribution Agreement pursuant to which we may offer and sell shares of our common stock from time to time, having an aggregate gross sales price of up to $200 million, through an ATM program, including an equity forward sales component. During the three months ended June 30, 2021, we issued 879,309 shares of our common stock at an average price of $64.91, for net proceeds of $56.3 million. We expect to issue the remainder of the $200.0 million in 2021 to support our current capital program and maintain and protect our credit ratings. Capital investment in response to our Montana electric supply resource planning would be incremental to these amounts. Financing plans are subject to change, depending on capital expenditures, regulatory outcomes, internal cash generation, market conditions and other factors.

Significant Earnings Drivers

Revenues
Consolidated operating revenues for the three months ended June 30, 2021 were $298.2 million as compared with $269.3 million for the same period in 2020.
Consolidated operating revenues for the six months ended June 30, 2021 were $699.0 million as compared with $604.6 million for the same period in 2020.

NorthWestern Reports Second Quarter 2021 Financial Results
July 27, 2021

Gross Margin
Consolidated gross margin for the three months ended June 30, 2021 was $230.3 million compared with $208.3 million for the same period in 2020. This $22.0 million increase was a result of a $20.2 million increase to items that have an impact on net income and $1.8 million increase to items that are offset in operating expenses and income tax expense with no impact to net income.

Consolidated gross margin for items impacting net income increased $20.2 million, due to the following:

•↑ $9.1 million increase due to electric transmission from higher Montana transmission rates, the recognition of approximately $4.7 million of deferred interim revenues, and higher demand to transmit energy across our transmission lines due to market conditions and pricing;
•↑ $6.1 million increase due to a favorable adjustment of our electric QF liability as compared with the same period in 2020. This liability relates to unrecoverable contract costs associated with the Public Utility Regulatory Policies Act of 1978 and a 2002 stipulation with the MPSC and other parties reflecting a $9.2 million gain in 2021 as compared with a $3.1 million gain for the same period in 2020. This favorable adjustment is due to the combination of:
•A $2.6 million favorable reduction in costs for the current contract year to record the annual adjustment for actual output and pricing, as compared with a $0.9 million favorable reduction in costs in the prior period;
•A negative adjustment increasing the liability by $2.1 million reflecting annual actual contract price escalation, which was more than previously estimated, compared to a favorable adjustment of $2.2 million in the prior year due to lower actual price escalation; and
•A favorable adjustment of approximately $8.7 million decreasing the QF liability due to a one-time clarification in contract term.
•↑ $5.6 million increase in electric retail revenue due to warmer spring weather, overall customer growth, and increased commercial volume as compared to the prior year. Residential retail volumes remained relatively flat with warmer spring weather offset by lower usage than in the prior period;
•↓ $0.8 million lower due to higher Montana electric supply costs as compared with the prior period;
•↓ $0.5 million lower due to a decrease in gas volumes due to warmer weather, partly offset by customer growth;
•↓ $0.2 million lower due to a reduction of rates from the step down of our Montana gas production assets; and
•↑ $0.9 million increase in other miscellaneous gross margin.

The change in consolidated gross margin for items that had no impact on net income represented a $1.8 million increase primarily due to the following:

•↑ $0.8 million increase due to an increase in revenues for operating costs recovered in tracker revenues, offset by a increase in associated operating expense.
•↑ $0.5 million increase due to an increase in revenue due to the decrease in production tax credit benefits passed through to customers in our tracker mechanisms, which are offset by increased income tax expense;

NorthWestern Reports Second Quarter 2021 Financial Results
July 27, 2021

•↑ $0.3 million increase in revenues due to an increase for property taxes included in trackers, offset by increased property tax expense; and
•↑ $0.2 million increase in revenues due to an increase for natural gas production taxes included in trackers, offset by increased property and other tax expense.

Consolidated gross margin for the six months ended June 30, 2021 was $486.5 million compared with $452.3 million for the same period in 2020. This $34.2 million increase was a result of a $30.1 million increase to items that have an impact on net income and $4.1 million increase to items that are offset in operating expenses and income tax expense with no impact to net income.

Operating, General and Administrative Expenses
Consolidated operating, general and administrative expenses for the three months ended June 30, 2021 were $77.1 million compared with $71.7 million for the same period in 2020. This $5.4 million increase was a result of a $3.2 million increase to items that have an impact on net income and $2.2 million increase to items that are offset in revenue and other income (expense) with no impact to net income.

Consolidated operating, general and administrative expenses for items impacting net income increased $3.2 million, including:
•↑ $2.0 million higher maintenance costs at our electric generation facilities;
•↑ $1.0 million higher employee benefit costs primarily due to an increase in medical benefits;
•↑ $0.9 million higher technology implementation and maintenance costs;
•↑ $0.3 million higher labor costs due primarily to compensation increases, partly offset by more time being spent by employees on capital projects than maintenance projects (which are expensed);
•↑ $0.2 million higher travel and training costs;
•↓ $2.8 million lower uncollectible accounts due to collections of previously written off amounts in the current period. In the second quarter of 2020, we voluntarily suspended service disconnections for non-payment, to help customers who may be financially impacted by the COVID-19 pandemic; and
•↑ $1.6 million other miscellaneous expense increases.

The change in consolidated operating, general and administrative expenses for items that had no impact on net income increased $2.2 million primarily due to the following:
•↑ $0.8 million increase in the value of non-employee directors deferred compensation due to an increase in our stock price, offset in other income;
•↑ $0.8 million increase in operating expenses offset by higher associated tracker revenue; and
•↑ $0.6 million increase due to the regulatory treatment of the non-service cost components of pension and postretirement benefit expense, which is offset in other income.

Consolidated operating, general and administrative expenses for the six months ended June 30, 2021 were $158.0 million compared with $150.7 million for the same period in 2020. This $7.3 million increase was a result of a $0.4 million decrease to items that have an impact on net income and $7.7 million increase to items that are offset in gross margin and other income (expense) with no impact to net income.

NorthWestern Reports Second Quarter 2021 Financial Results
July 27, 2021

Property and Other Taxes
Property and other taxes were $47.3 million for the three months ended June 30, 2021, as compared with $47.0 million in the same period in 2020. This increase was due primarily to an increase in Montana state and local taxes. We estimate property taxes throughout each year, and update those estimates based on valuation reports received from the Montana Department of Revenue. Under Montana law, we are allowed to track the increases in the actual level of state and local taxes and fees and adjust our rates to recover the increase between rate cases less the amount allocated to FERC-jurisdictional customers and net of the associated income tax benefit.

Property and other taxes were $94.8 million for the six months ended June 30, 2021, as compared with $91.5 million in the same period of 2020.

Depreciation and Depletion Expense
Depreciation and depletion expense was $46.8 million for the three months ended June 30, 2021, as compared with $44.8 million in the same period in 2020. This increase was primarily due to plant additions.

Depreciation and depletion expense was $93.8 million for the six months ended June 30, 2021, as compared with $90.0 million in the same period of 2020.

Operating Income
Consolidated operating income for the three months ended June 30, 2021 was $59.0 million as compared with $44.8 million in the same period in 2020. This increase was primarily due to improved gross margin driven by higher Montana transmission loads and rates, a favorable electric QF liability adjustment as compared with the prior period, and warmer spring weather, offset in part by higher operating expenses.

Consolidated operating income for the six months ended June 30, 2021 was $140.0 million as compared with $120.1 million in the same period of 2020.

Interest Expense
Consolidated interest expense for the three months ended June 30, 2021 was $23.5 million as compared with $24.3 million in the same period in 2020. This decrease was primarily due to higher capitalization of Allowance for Funds Used During Construction (AFUDC), partly offset by higher borrowings.

Consolidated interest expense for the six months ended June 30, 2021 was $47.0 million, as compared with $48.6 million in the same period of 2020.

Other Income
Consolidated other income was $3.0 million for the three months ended June 30, 2021 as compared to other income of $0.2 million during the same period in 2020. This increase includes approximately $1.4 million related to items offset in operating, general and administrative expense with no impact to net income, and higher capitalization of AFUDC. Items offset in operating, general and administrative expense includes approximately $0.8 million increase in the value of deferred shares held in trust for non-employee directors deferred compensation and a decrease in other pension expense of $0.6 million.

Consolidated other income for the six months ended June 30, 2021, was $8.6 million, as compared with consolidated other expense of $1.8 million in the same period of 2020.

NorthWestern Reports Second Quarter 2021 Financial Results
July 27, 2021

Income Tax
Consolidated income tax expense for the three months ended June 30, 2021 was $1.4 million as compared with a $0.7 million benefit in the same period in 2020. Our effective tax rate for the three months ended June 30, 2021 was 3.4% as compared with (3.5)% for the same period in 2020. We currently estimate effective tax rate to range between (2.5)% to 2.5% in 2021.

The following table summarizes the differences between our effective tax rate and the federal statutory rate for the periods:

(in millions)	Three Months Ended June 30,				Six Months Ended June 30,
	2021		2020		2021		2020
Income Before Income Taxes	$38.6		$20.8		$101.7		$69.7

Income tax calculated at federal statutory rate	8.1	21.0%	4.4	21.0%	21.3	21.0%	14.6	21.0%

Permanent or flow-through adjustments:
State income tax, net of federal provisions	0.2	0.6%	—	—%	0.3	0.3%	—	0.1%
Flow-through repairs deductions	(4.2)	(11.0)%	(3.2)	(15.4)%	(12.1)	(11.9)%	(10.6)	(15.3)%
Production tax credits	(2.3)	(5.9)%	(1.8)	(8.5)%	(6.6)	(6.5)%	(5.3)	(7.7)%
Share-based compensation		—%	—	—%	(0.3)	(0.3)%	(0.6)	(0.9)%
Amortization of excess deferred income tax	(0.1)	(0.4)%	(0.2)	(0.7)%	(0.4)	(0.4)%	(0.5)	(0.7)%
Plant and depreciation flow through items	(0.2)	(0.5)%	0.1	0.3%	(0.5)	(0.5)%	0.2	0.3%
Recognition of unrecognized tax benefit	—	—%	—	—%	—	—%	—	—%
Other, net	(0.1)	(0.4)%	—	(0.2)%	(0.4)	(0.4)%	(0.3)	(0.4)%
Subtotal	(6.7)	(17.6)%	(5.1)	(24.5)%	(20.0)	(19.7)%	(17.1)	(24.6)%

Income Tax Expense (Benefit)	$1.4	3.4%	$(0.7)	(3.5)%	$1.3	1.3%	$(2.5)	(3.6)%

We compute income tax expense for each quarter based on the estimated annual effective tax rate for the year, adjusted for certain discrete items. Our effective tax rate typically differs from the federal statutory tax rate primarily due to the regulatory impact of flowing through federal and state tax benefits of repairs deductions, state tax benefit of accelerated tax depreciation deductions (including bonus depreciation when applicable) and production tax credits.

Net Income
Consolidated net income for the three months ended June 30, 2021 was $37.2 million as compared with $21.5 million for the same period in 2020. This increase was primarily due to improved gross margin from higher Montana transmission loads and rates, a larger benefit from our electric QF liability adjustment and warmer spring weather. This increase was partly offset by higher operating costs and income tax expense.

Consolidated net income for the six months ended June 30, 2021 was $100.3 million as compared with $72.2 million for the same period in 2020.

NorthWestern Reports Second Quarter 2021 Financial Results
July 27, 2021

Reconciliation of Primary Changes from 2020 to 2021

	Three Months Ended June 30,			Six Months Ended June 30,
($millions, except EPS)	Pretax Income	Net (1) Income	Diluted EPS	Pretax Income	Net (1) Income	Diluted EPS
2020 reported	$20.8	$21.5	$0.43	$69.7	$72.2	$1.43
Gross Margin
Electric transmission	9.1	6.8	0.13	11.2	8.4	0.16
Electric QF liability adjustment	6.1	4.6	0.09	6.1	4.6	0.09
Electric retail volumes and demand	5.6	4.2	0.08	9.7	7.2	0.14
Montana electric supply cost recovery	(0.8)	(0.6)	(0.01)	(2.2)	(1.6)	(0.03)
Natural gas retail volumes	(0.5)	(0.4)	(0.01)	2.3	1.7	0.03
Montana natural gas production rates	(0.2)	(0.1)	—	(0.7)	(0.5)	(0.01)
Other	0.9	0.7	0.02	3.7	2.8	0.05
Subtotal: Items impacting net income	20.2	15.2	0.30	30.1	22.6	0.43

Op. exp. recovered in revenue, offset in op. exp.	0.8	0.6	0.01	—	—	—
Production tax credits reducing revenue, offset in income tax benefit	0.5	0.4	0.01	1.6	1.2	0.03
Property taxes recovered in revenue, offset in property. tax expense	0.3	0.2	—	2.3	1.7	0.03
Gas production tax recovered in revenue, offset in property & other taxes	0.2	0.1	—	0.2	0.1	—
Subtotal: Items not impacting net income	1.8	1.3	0.02	4.1	3.0	0.06

Total Gross Margin	22.0	16.5	0.32	34.2	25.6	0.49
OG&A Expense
General maintenance	(2.0)	(1.5)	(0.03)	(1.7)	(1.3)	(0.03)
Employee benefits	(1.0)	(0.7)	(0.02)	(1.4)	(1.0)	(0.02)
Technology implementation and maintenance	(0.9)	(0.7)	(0.02)	(0.6)	(0.4)	(0.01)
Labor	(0.3)	(0.2)	—	—	—	—
Travel and trainings	(0.2)	(0.1)	—	0.4	0.3	0.01
Uncollectable accounts	2.8	2.1	0.04	4.4	3.3	0.07
Other miscellaneous expense	(1.6)	(1.2)	(0.02)	(0.7)	(0.5)	(0.01)
Subtotal: Items impacting net income	(3.2)	(2.3)	(0.05)	0.4	0.4	0.01

Non-employee directors deferred compensation, offset in other income	(0.8)	(0.6)	(0.01)	(5.3)	(4.0)	(0.08)
Operating expenses recovered in trackers, offset in revenue	(0.8)	(0.6)	(0.01)	—	—	—
Pension and other postretirement benefits, offset in other income	(0.6)	(0.4)	(0.01)	(2.4)	(1.8)	(0.04)
Subtotal: Items not impacting net income	(2.2)	(1.6)	(0.03)	(7.7)	(5.8)	(0.12)

Total OG&A Expense	(5.4)	(3.9)	(0.08)	(7.3)	(5.4)	(0.11)
Other items
Property and other taxes	(0.3)	(0.2)	—	(3.3)	(2.5)	(0.05)
Depreciation and depletion expense	(2.0)	(1.5)	(0.03)	(3.8)	(2.8)	(0.05)
Interest expense	0.8	0.6	0.01	1.7	1.3	0.03
Other income (includes offset to Non-employee compensation above)	2.7	2.0	0.04	10.4	7.8	0.15
Permanent and flow-through adjustments to income tax		2.2	0.04		4.1	0.08
Impact of higher share count & other	—	—	(0.01)	—	—	(0.01)
Total Other items	1.2	3.1	0.05	5.0	7.9	0.15

Total impact of above items	17.8	15.7	0.29	31.9	28.1	0.53

2021 reported	$38.6	$37.2	$0.72	$101.6	$100.3	$1.96

(1) Income Tax Benefit (Expense) calculation on reconciling items assumes blended federal plus state effective tax rate of 25.3%.

NorthWestern Reports Second Quarter 2021 Financial Results
July 27, 2021

Liquidity and Capital Resources
As of June 30, 2021, our total net liquidity was approximately $145.9 million, including $5.9 million of cash and $140.0 million of revolving credit facility availability. This compares to total net liquidity one year ago at June 30, 2020 of $368.5 million when pandemic related uncertainties caused us to temporarily increase liquidity. Availability under our credit facilities was $143.0 million as of July 23, 2021.

Dividend Declared
NorthWestern's Board of Directors declared a quarterly common stock dividend of $0.62 per share payable September 30, 2021 to common shareholders of record as of September 15, 2021.

2021 Earnings Guidance Narrowed
NorthWestern narrows its previously announced 2021 earnings guidance range of $3.40 - $3.60 per diluted share to $3.43 to $3.58 per diluted share based upon, but not limited to, the following major assumptions and expectations:
•COVID 19 related reduction in our commercial and industrial sales volumes, offset in part by an increase in usage by residential customers through the remainder of 2021;
•A final order from the MPSC authorizing a delay in the implementation of the Fixed Cost Recovery Mechanism Pilot for another year due to continued COVID 19 related load shifting;
•Normal weather for the remainder of the year in our electric and natural gas service territories;
•A consolidated income tax rate of approximately (2.5%) to +2.5% of pretax income; and
•Diluted shares outstanding of approximately 51.8 to 52.0 million (previously 51.5 to 51.8 million).

Continued investment in our system to serve our customers and communities is expected to provide annualized 4% - 5% growth in rate base and a targeted long-term earnings per share growth rate of 3% - 6%. Maintaining our 60% - 70% targeted dividend payout ratio, we anticipate the dividend growth rate to be in line with the EPS growth rate going forward.

Significant Items Not Contemplated in Guidance
A reconciliation of items not factored into our narrowed non-GAAP diluted earnings per share guidance of $3.43 - $3.58 for 2021 and final non-GAAP diluted earnings per share of $3.35 for 2020 are summarized below. The amount below represents a non-GAAP measure that may provide users of this data with additional meaningful information regarding the impact of certain items on our expected earnings. More information on this measure can be found in the "Non-GAAP Financial Measures" section below.

NorthWestern Reports Second Quarter 2021 Financial Results
July 27, 2021

(in millions, except EPS)

				EPS Range to Meet Guidance
Six Months Ended June 30, 2021				2021 Q3 - Q4			Estimated 2021 Full Year
	Pre-tax Income	Net(1) Income	Diluted EPS	Low		High	Low		High
2021 Reported GAAP	$101.7	$100.3	$1.96	$1.61	to	$1.76	$3.57	to	$3.72

Non-GAAP Adjustments:
QF liability (one-time clarification in contract term)	(8.7)	(6.5)	(0.13)				(0.13)		(0.13)
Remove impact of favorable weather as compared to normal	(0.7)	(0.5)	(0.01)				(0.01)		(0.01)

2021 Adj. Non-GAAP	$92.3	$93.3	$1.82	$1.61	to	$1.76	$3.43	to	$3.58

				Actual
Six Months Ended June 30, 2020				2020 Q3 - Q4			2020 Full Year
	Pre-tax Income	Net(1) Income	Diluted EPS	Pre-tax Income	Net(1) Income	Diluted EPS	Pre-tax Income	Net(1) Income	Diluted EPS
2020 Reported GAAP	$69.7	$72.2	$1.43	$74.5	$83.0	$1.63	$144.2	$155.2	$3.06

Non-GAAP Adjustments:
Remove impact of unfavorable weather as compared to normal	3.5	2.6	0.05	6.3	4.7	0.09	9.8	7.3	0.14
Disallowance of prior period supply costs				9.9	7.4	0.15	9.9	7.4	0.15

2020 Adj. Non-GAAP	$73.2	$74.8	$1.48	$90.7	$95.1	$1.87	$163.9	$169.9	$3.35

(1) Income Tax Benefit (Expense) calculation on reconciling items assumes blended federal plus state effective tax rate of 25.3%.

Company Hosting Investor Conference Call
NorthWestern will host an investor conference call and webcast on Wednesday, July 28, 2021, at 2:30 p.m. Eastern time to review its financial results for the second quarter 2021.

To register for the webinar, please visit https://zoom.us/webinar/register/WN_NpOS6ZSzTIaCAYZyWbEwwA or visit the “Presentations and Webcasts” section at www.northwesternenergy.com. Please go to the site at least 15 minutes in advance of the webinar to register. An archived webcast will be available shortly after the event and remain active for one year.

NorthWestern Reports Second Quarter 2021 Financial Results
July 27, 2021

About NorthWestern Energy
NorthWestern Corporation, doing business as NorthWestern Energy, provides essential energy infrastructure and valuable services that enrich lives and empower communities while serving as long-term partners to our customers and communities. We are working to deliver safe, reliable, and innovative energy solutions that create value for customers, communities, employees, and investors. This includes bridging our history as a regulated utility safely providing low-cost and reliable service with our future as a globally-aware company offering a broader array of services performed by highly-adaptable and skilled employees. We provide electricity and / or natural gas to approximately 743,000 customers in Montana, South Dakota, Nebraska and Yellowstone National Park. We have provided service in South Dakota and Nebraska since 1923 and in Montana since 2002. More information is available on the company's Web site at www.northwesternenergy.com.

Non-GAAP Financial Measures
This press release includes financial information prepared in accordance with GAAP, as well as other financial measures, such as Gross Margin, Adjusted Non-GAAP Pre-Tax Income, Adjusted Non-GAAP Net Income and Adjusted Non-GAAP Diluted EPS, that are considered “non-GAAP financial measures.” Generally, a non-GAAP financial measure is a numerical measure of a company’s financial performance, financial position or cash flows that exclude (or include) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP.

We define Gross Margin as Revenues less Cost of Sales as presented in our Condensed Consolidated Statements of Income. This measure differs from the GAAP definition of Gross Margin due to the exclusion of Depreciation and depletion expenses, which are presented separately in our Condensed Consolidated Statements of Income. Management believes that Gross Margin (revenues less cost of sales) provides a useful measure for investors and other financial statement users to analyze our financial performance in that it excludes the effect on total revenues caused by volatility in energy costs and associated regulatory mechanisms. This information is intended to enhance an investor's overall understanding of results. Under our various state regulatory mechanisms, as detailed below, our supply costs are generally collected from customers. In addition, Gross Margin is used by us to determine whether we are collecting the appropriate amount of energy costs from customers to allow for recovery of operating costs, as well as to analyze how changes in loads (due to weather, economic or other conditions), rates and other factors impact our results of operations. Our Gross Margin measure may not be comparable to that of other companies' presentations or more useful than the GAAP information provided elsewhere in this report.

Management also believes the presentation of Adjusted Non-GAAP pre-tax income, net income and Diluted EPS is more representative of normal earnings than GAAP pre-tax income, net income and EPS due to the exclusion (or inclusion) of certain impacts that are not reflective of ongoing earnings. The presentation of these non-GAAP measures is intended to supplement investors' understanding of our financial performance and not to replace other GAAP measures as an indicator of actual operating performance. Our measures may not be comparable to other companies' similarly titled measures.

Special Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, the information under "Significant Items Not Contemplated in Earnings". Forward-looking statements

NorthWestern Reports Second Quarter 2021 Financial Results
July 27, 2021

often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.” These statements are based upon our current expectations and speak only as of the date hereof. Our actual future business and financial performance may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including, but not limited to:

• adverse determinations by regulators, as well as potential adverse federal, state, or local legislation or regulation, including costs of compliance with existing and future environmental requirements, could have a material effect on our liquidity, results of operations and financial condition;
•the impact of extraordinary external events, such as the COVID-19 pandemic, on our liquidity, results of operations and financial condition;
• changes in availability of trade credit, creditworthiness of counterparties, usage, commodity prices, fuel supply costs or availability due to higher demand, shortages, weather conditions, transportation problems or other developments, may reduce revenues or may increase operating costs, each of which could adversely affect our liquidity and results of operations;
• unscheduled generation outages or forced reductions in output, maintenance or repairs, which may reduce revenues and increase cost of sales or may require additional capital expenditures or other increased operating costs; and
• adverse changes in general economic and competitive conditions in the U.S. financial markets and in our service territories.

Our 2020 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, reports on Form 8-K and other Securities and Exchange Commission filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:                    Media Contact:
Travis Meyer (605) 978-2967                    Jo Dee Black (866) 622-8081
travis.meyer@northwestern.com                jodee.black@northwestern.com